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                                                                   EXHIBIT 2.I.1

                        RELEASE AND COVENANTS AGREEMENT

    THIS RELEASE AND COVENANTS AGREEMENT (this "Agreement"), is made as of the 7th day of June, 2002, by and between AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation with its principal place of business at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20014 (the "Corporation"), and ADAM BLUMENTHAL, an individual residing at 214 West 17th Street, Apartment #1A, New York, New York 10011 ("Blumenthal").

                              W I T N E S S E T H:

    WHEREAS, the parties hereto are parties to a certain Second Amended and Restated Employment Agreement dated as of May 12, 2001 (the "Employment Agreement"); and

    WHEREAS, as of even date herewith, the Corporation and Blumenthal are entering into the Amended and Restated Split Dollar Agreement (the "Amended Split Dollar Agreement"), and the obligations of Blumenthal set forth below, including certain covenants concerning confidential information, competition and solicitation of employees, are important considerations for the Corporation's agreement to provide benefits to Blumenthal under the Amended Split Dollar Agreement.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

    1.  Special Payment; Termination of Employment.

    (a) The Corporation has paid to Blumenthal the amount of $21,000, less applicable withholding taxes, in consideration of certain services rendered in connection with the Corporation's investment in Goldman Industrial Group ("Goldman"). Such payment shall not be considered to be compensation for purposes of the Corporation's bonus plan. However, Blumenthal will be entitled to a special bonus equal to ($33,000/($25,000*X))*.02*Y, where X = the lesser of
10.5 and the number of months between 2/15/02 and the earlier of 6/30/03 and the Determination Date (as defined herein), and Y = the value of the current ACAS investment in Goldman as of such date (the "Valuation Date"). The "Determination Date" is the date on which a Plan of Reorganization is consummated in the Goldman bankruptcy proceeding, or, if sooner, the date on which at least one-half of the Corporation's Goldman notes are assumed by an entity other than Goldman or paid or restructured in connection with a Section 363 sale. The value of such ACAS investment as of the Valuation Date shall be the most recent valuation on or before the Valuation Date as used by ACAS for its public reporting purposes, unless another value is readily ascertainable from the plan of reorganization or Section 363 sale as of the Determination Date. Such bonus will be paid promptly following its determination and will be subject to customary withholding requirements.

    (b) Blumenthal's employment with the Corporation and the Employment Agreement will be deemed to terminate as of the date hereof for all purposes including, without limitation, the Corporation's Employee Stock Ownership Plan, the Corporation's stock option plans and the Corporation's stock option loan plans.
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    2.  Mutual Release.

    (a) Blumenthal, on his own behalf and on behalf of his heirs, representatives and assigns, hereby waives, releases, and forever and irrevocably discharges the Corporation, and its agents, attorneys, officers, directors, employees, successors and assigns (collectively, the "Corporation Released Parties") from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that Blumenthal may now have, may in the future have or may ever have had, against the Corporation Released Parties arising in any manner from or in any manner related, directly or indirectly, to Blumenthal's service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof; excepting only the continuing obligations of the Corporation resulting from the provisions of the Option Exercise Agreement entered into by and among the parties hereto bearing the date of August 6, 1999, this Agreement and the Amended Split Dollar Agreement (collectively, the "Surviving Agreements").

    (b) The Corporation, on its own behalf and on behalf of its successors and assigns, hereby waives, releases, and forever and irrevocably discharges Blumenthal, and his agents, attorneys, heirs, representatives and assigns (collectively, the "Blumenthal Released Parties") from any and all obligations, debts, demands, claims and liabilities of every kind and nature, either in law or in equity, that the Corporation may now have, may in the future have or may ever have had against the Blumenthal Released Parties arising in any manner from or in any manner related to, directly or indirectly, Blumenthal's service or employment as a director, officer and/or an employee of the Corporation including, without limitation, the circumstances relating to the termination thereof; excepting only the continuing obligations of Blumenthal resulting from the provisions of the Surviving Agreements.

    3.  Covenants of Blumenthal

    (a) Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

    "Board of Directors" shall mean the Board of Directors of the Corporation.

    "Confidential Information" shall mean information concerning the business activities and plan for business activities of the Corporation, its affiliates and its portfolio companies (including, without limitation, methods, procedures, practices, products, files, documents, computer programs, customer lists and requirements, financial data, and costs and billing practices).

    "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust and an unincorporated organization.

    (b) Confidential Information

        (i) Blumenthal recognizes that the services to be performed by him for the Corporation were special, unique, and extraordinary and that, by reason of his employment with the Corporation, he has acquired Confidential Information concerning the operation of the Corporation, the use or disclosure of which would cause the Corporation substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Blumenthal agrees that he will not (directly or indirectly) at any time, (i) knowingly use for an improper

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    personal benefit or for the benefit of another Person with whom Blumenthal is affiliated any Confidential Information that he may learn or has learned by reason of his employment with the Corporation or (ii) disclose any such Confidential Information to any Person except (A) as required by applicable law, (B) in connection with the enforcement of his rights under this Agreement, (C) in connection with any disagreement, dispute or litigation (pending or threatened) between Blumenthal and the Corporation or (D) with the prior written consent of the Board of Directors. As used herein, "Confidential Information" includes information with respect to Subject Investments; provided, however, that such term, shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by Blumenthal, (y) is or becomes known or available to Blumenthal on a non-confidential basis from a source (other than the Corporation) that, to Blumenthal's knowledge, is not prohibited from disclosing such information to Blumenthal by a legal, contractual, fiduciary or other obligation to the Corporation or (z) with regard to Subject Investments, is or becomes known or available to Blumenthal other than by or through the Corporation.

        (ii) Blumenthal confirms that all Confidential Information is the exclusive property of the Corporation. All business records, papers and documents kept or made by Blumenthal while employed by the Corporation relating to the business of the Corporation shall be and remain the property of the Corporation at all times. Upon the request of the Corporation at any time, Blumenthal shall promptly deliver to the Corporation, and shall retain no copies of, any written materials, records and documents made by Blumenthal or coming into his possession while employed by the Corporation concerning the business or affairs of the Corporation other than personal materials, records, documents (including notes and correspondence) of Blumenthal not containing proprietary information relating to such business or affairs, and board materials previously provided to Blumenthal in connection with his role as a member of the Corporation's Board of Directors. Notwithstanding the foregoing, Blumenthal shall be permitted to retain copies of, or have access to, all such materials, records and documents relating to any disagreement, dispute or litigation (pending or threatened) between Blumenthal and the Corporation. In addition, Blumenthal shall be entitled to retain a copy of the Corporation's Outlook database as such exists on or prior to the date of the Agreement.

    (c) Covenant Not to Compete or Solicit

        (i) For so long as the Amended Split Dollar Agreement shall remain in effect (the "Restricted Period"), Blumenthal, unless he receives the prior written consent of the Board of Directors, shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person (each, a "Subject Person") (i) that competes with the Corporation or any wholly-owned subsidiary of the Corporation in investing or consulting with small or medium sized businesses in the United States with regard to change in control transactions, a result of which is an employee stock ownership plan that owns more than 51% of the subject business or (ii) that solicits, for the purpose of providing debt or equity financing, or provides debt or equity financing to any Person (each, a "Subject Investment") (A) who is listed on Appendix A hereto, (B) to whom the Corporation or a wholly-owned subsidiary of the Corporation is currently a lender or in which the Corporation or a subsidiary of the Corporation is currently an investor other than as a result of the ownership of publicly-traded

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    securities or (C) where the Blumenthal first learned of a lending or investing opportunity with regard to such Person from or through the Corporation. The Board of Directors shall not unreasonably withhold its consent to a transaction whereby a Subject Person would purchase a controlling interest in a Subject Investment.

        (iii) Blumenthal has carefully read and considered the provisions of this Paragraph 3(c) and, having done so, agrees that the restrictions set forth in this Paragraph 3(c) (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, employees, creditors and shareholders. Blumenthal understands that the restrictions contained in this Paragraph 3(c) may limit his ability to engage in a business similar to the Corporation's business, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Corporation hereunder to justify such restrictions.

        (iv) During the Restricted Period, Blumenthal shall not, whether for his own account or for the account of any other Person (excluding the Corporation), intentionally (i) solicit, endeavor to entice or induce any employee of the Corporation to terminate his employment with the Corporation or accept employment with anyone else or (ii) interfere in a similar manner with the business of the Corporation, except for those employees who the Corporation and Blumenthal agree are exempt from the applicability of this paragraph at the time of hiring.

        (v) In the event that any provision of this Paragraph 3(c) relating to the Restricted Period or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the Restricted Period or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

    (e) Injunctive Relief. Blumenthal acknowledges that a breach of any of the covenants contained in this Article 5 may result in material irreparable injury to the Corporation for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Corporation shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining Blumenthal from engaging in activities prohibited by this Article 5 or such other relief as may required to specifically enforce any of the covenants contained in this Article 5. Blumenthal agrees to and hereby does submit to in personam jurisdiction before each and every such court for that purpose.

    (f) Early Termination. At the option of Blumenthal on thirty (30) days advance written notice to the Corporation, Blumenthal may terminate the Restricted Period. Such a termination shall not affect any of the rights or obligations of the parties hereunder that are not specifically limited in their duration to the Restricted Period.

    4. Miscellaneous. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior negotiations, representations and agreements, either written or oral, between them except for the Surviving Agreements. There are no conditions, agreements, or representations between the parties except those expressed herein. This Agreement may be altered, modified, amended, or repealed only by a duly executed written instrument signed by the parties hereto. This Agreement shall be governed by the law of the State of Maryland,

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without giving effect to the conflicts of laws provisions thereof. Each party binds himself or itself and his or its heirs, successors, legal representatives and assigns in respect to all covenants and agreements contained herein. Except as specifically contemplated herein, nothing herein shall be construed as giving any right or benefit hereunder to anyone other than the parties hereto. Any notices provided for herein shall be delivered in writing addressed to the parties at the addresses first set forth above (and, in the case of the Corporation attention: Compliance Officer) and sent by hand delivery, overnight parcel express service provided by a recognized national carrier or by certified United States first class mail, return receipt requested.

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    IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first hereinabove written.

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
WITNESS:                                               BLUMENTHAL:
-------------------------------------------
                                                                                                (Seal)
                                                       --------------------------------------
                                                       Adam Blumenthal

                                                       AMERICAN CAPITAL STRATEGIES, LTD.,
                                                       A Delaware Corporation

                                                       By:                                      (Seal)
                                                            ----------------------------------
                                                            Name:
                                                            Title
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